Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Giant Industries, Inc.
Scottsdale, Arizona
We have audited the accompanying consolidated balance sheets of Giant Industries, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Giant Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 7 to the consolidated financial statements, in 2005 the Company changed its method of accounting for conditional asset retirement obligations to comply with Financial Accounting Standards Board (“FASB”) Interpretation 47, Accounting for Conditional Asset Retirement Obligations, and as discussed in Note 13 to the consolidated financial statements, in 2006 the Company changed its method of accounting for pension and post-retirement obligations to comply with Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Plans and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, 106, and 132(R).
/s/ Deloitte & Touche LLP
Phoenix, Arizona
March 1, 2007

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,112	$164,280
Receivables:
Trade, less allowance for doubtful accounts of $496 and $611	177,341	129,283
Tax refunds	13,523	774
Other	22,706	12,068

	213,570	142,125

Inventories	175,436	124,105
Prepaid expenses and other	22,169	10,449
Deferred income taxes	—	1,396

Total current assets	429,287	442,355

Property, plant and equipment	995,710	764,788
Less accumulated depreciation and amortization	(327,460)	(297,962)

	668,250	466,826

Goodwill	50,432	50,607
Other assets	28,208	24,684

	$1,176,177	$984,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$143,586	$139,710
Accrued expenses	67,590	68,798
Deferred income taxes	10,959	—

Total current liabilities	222,135	208,508

Long-term debt	325,387	274,864
Deferred income taxes	117,149	76,834
Other liabilities	27,138	24,430
Commitments and contingencies (Notes 7, 11, 12, 13, 17)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, none issued
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,391,292 and 18,366,077 shares issued	184	184
Additional paid-in capital	218,364	216,917
Retained earnings	303,954	221,203
Unearned compensation related to restricted stock	(1,511)	(2,014)
Accumulated other comprehensive loss	(169)	—
Less common stock in treasury — at cost, 3,751,980 shares	(36,454)	(36,454)

Total stockholders’ equity	484,368	399,836

	$1,176,177	$984,472

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Net revenues	$4,198,203	$3,581,246	$2,511,589

Cost of products sold (excluding depreciation and amortization)	3,801,562	3,093,191	2,186,070
Operating expenses	232,848	205,639	175,846
Depreciation and amortization	45,193	40,280	37,105
Selling, general and administrative expenses	49,521	45,173	37,834
Net loss on the disposal/write-down of assets, including assets held for sale	723	1,009	161
Gain from insurance settlement due to 2004 Ciniza fire	—	(3,688)	(3,907)
Gain from insurance settlement due to 2005 Yorktown fire	(82,003)	—	—

Operating income	150,359	199,642	78,480
Interest expense	(19,172)	(24,485)	(32,907)
Costs associated with early debt extinguishment	—	(2,082)	(10,564)
Amortization/write-off of financing costs	(1,597)	(2,797)	(8,341)
Investment and other income	4,555	2,799	354

Earnings from continuing operations before income taxes	134,145	173,077	27,022
Provision for income taxes	51,394	69,146	10,684

Earnings from continuing operations	82,751	103,931	16,338

Discontinued operations
Income (loss) from operations of discontinued retail units	—	2	(218)
Gain on disposal	—	22	525
Net loss on asset sales/write-downs	—	—	(497)

	—	24	(190)
Provision (benefit) for income taxes	—	9	(73)

Net earnings (loss) from discontinued operations	—	15	(117)

Cumulative effect of change in accounting principle, net of income tax benefit of $46	—	(68)	—

Net earnings	$82,751	$103,878	$16,221

Earnings (loss) per common share:
Basic
Continuing operations	$5.67	$7.71	$1.47
Discontinued operations	—	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.01)	—

	$5.67	$7.70	$1.46

Diluted
Continuing operations	$5.64	$7.63	$1.43
Discontinued operations	—	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.01)	—

	$5.64	$7.62	$1.42

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2006	2005	2004
Net income	$82,751	$103,878	$16,221

Other comprehensive income (loss), net of tax
Cash Balance Plan adjustment to initially apply SFAS 158:
Actuarial gain, net of tax	552	—	—
Prior service cost, net of tax	(72)	—	—
Retiree Medical Plan adjustment to initially apply SFAS 158:
Actuarial loss, net of tax	(649)	—	—

Other comprehensive loss, net of tax	(169)	—	—

Total comprehensive income	$82,582	$103,878	$16,221

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Unearned
					Compensation	Accumulated
	Common Stock		Additional		Related to	Other			Total
	Shares	Par	Paid-In	Retained	Restricted	Comprehensive	Treasury Stock		Stockholders’
	Issued	Value	Capital	Earnings	Stock	Income/(Loss)	Shares	Cost	Equity
	(In thousands, except number of shares)
Balances, January 1, 2004	12,537,535	$126	$74,660	$101,104	$—	$—	3,751,980	$(36,454)	$139,436
401(k) plan contribution	49,046	1	899	—	—	—	—	—	900
Stock options exercised	215,750	2	1,447	—	—	—	—	—	1,449
Tax benefit of stock options exercised	—	—	1,059	—	—	—	—	—	1,059
Stock issued	3,283,300	32	57,342	—	—	—	—	—	57,374
Net earnings	—	—	—	16,221	—	—	—	—	16,221

Balances, December 31, 2004	16,085,631	161	135,407	117,325	—	—	3,751,980	(36,454)	216,439
401(k) plan contribution	34,196	—	971	—	—	—	—	—	971
Stock options exercised	205,250	2	1,927	—	—	—	—	—	1,929
Tax benefit of stock options exercised	—	—	2,167	—	—	—	—	—	2,167
Stock issued	2,000,000	20	74,402	—	—	—	—	—	74,422
Restricted shares granted	41,000	1	2,043	—	—	—	—	—	2,044
Unearned compensation related to restricted shares granted	—	—	—	—	(2,014)	—	—	—	(2,014)
Net earnings	—	—	—	103,878	—	—	—	—	103,878

Balances, December 31, 2005	18,366,077	184	216,917	221,203	(2,014)	—	3,751,980	(36,454)	399,836
401(k) plan contribution	25,115	—	1,465	—	—	—	—	—	1,465
Stock options exercised	3,000	—	9	—	—	—	—	—	9
Tax benefit related to vesting of restricted shares	—	—	68	—	—	—	—	—	68
Restricted shares forfeited	(2,900)	—	(95)	—	95	—	—	—	—
Compensation expense related to restricted shares granted	—	—	—	—	408	—	—	—	408
Adjustment to initially apply SFAS 158, net of tax	—	—	—	—	—	(169)	—	—	(169)
Net earnings	—	—	—	82,751	—	—	—	—	82,751

Balances, December 31, 2006	18,391,292	$184	$218,364	$303,954	$(1,511)	$(169)	3,751,980	$(36,454)	$484,368

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net earnings	$82,751	$103,878	$16,221
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net	—	68	—
Depreciation and amortization from continuing operations	45,193	40,280	37,105
Depreciation and amortization from discontinued operations	—	—	93
Amortization/write-off of financing costs	1,597	2,797	8,341
Compensation expense related to restricted stock award	408	30	—
Deferred income taxes	53,041	32,541	8,565
Deferred crude oil purchase discounts	1,110	1,120	2,296
Net loss on the disposal/write-down of assets from continuing operations, including assets held for sale	723	1,009	161
Net (gain) on the disposal/write-down of assets from discontinued operations, including assets held for sale	—	(22)	(28)
(Gain) from insurance settlement of fire incident at Ciniza	—	(3,688)	(4,538)
(Gain) from insurance settlement of fire incident at Yorktown	(82,003)	—	—
Proceeds from insurance settlement for business interruption due to fire incident at Yorktown	61,273	—	—
Income tax benefit from exercise of stock options	—	2,167	1,059
Excess tax benefits from vesting of restricted stock awards	(68)	—	—
Defined benefit retirement plan contribution	(3,078)	(2,039)	(1,828)
Long-term retiree medical plan contribution	(16)	(7)	—
Deferred compensation plan contribution	(1,714)	(357)	—
Changes in operating assets and liabilities
(Increase) in receivables	(72,748)	(26,085)	(18,830)
(Increase) decrease in inventories	(47,879)	(25,562)	39,859
(Increase) decrease in prepaid expenses	(11,788)	1,360	(3,823)
(Increase) in other assets	(2,178)	(809)	(45)
Increase (decrease) in accounts payable	3,674	59,173	(11,096)
(Decrease) increase in accrued expenses	(4,869)	615	451
Increase in other liabilities	4,401	2,339	2,551

Net cash provided by operating activities	27,830	188,808	76,514

Cash flows from investing activities:
Purchase of property, plant and equipment	(232,964)	(70,659)	(58,671)
Acquisition activities	(22,907)	(39,405)	—
Proceeds from assets held for sale	3,166	1,948	9,977
Yorktown refinery acquisition contingent payment	—	—	(16,146)
Funding of restricted cash escrow funds	—	(21,902)	—
Release of restricted cash escrow funds	—	21,883	—
Net proceeds from insurance settlement of fire incident	27,727	3,688	6,612
Proceeds from sale of property, plant and equipment and other assets	903	2,578	1,846

Net cash used in investing activities	(224,075)	(101,869)	(56,382)

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from financing activities:
Payments of long-term debt	—	(18,828)	(212,060)
Payments on short-term debt	—	—	(11,128)
Proceeds from line of credit	60,000	51,245	—
Payments on line of credit	(10,000)	(53,959)	—
Proceeds from issuance of long-term debt	—	—	147,467
Net proceeds from issuance of common stock	—	74,422	57,374
Proceeds from exercise of stock options	9	1,929	1,449
Excess tax benefits from vesting of restricted stock awards	68	—	—
Long-term debt issuance costs	—	—	(3,000)
Deferred financing costs	—	(1,182)	(3,783)

Net cash used in financing activities	50,077	53,627	(23,681)

Net (decrease) increase in cash and cash equivalents	(146,168)	140,566	(3,549)
Cash and cash equivalents:
Beginning of year	164,280	23,714	27,263

End of year	$18,112	$164,280	$23,714

Income taxes paid	$9,680	$30,180	$1,797

Interest paid	$26,325	$27,278	$35,285

     Significant Noncash Investing and Financing Activities by year.
     In March 2006, we contributed 25,115 newly issued shares of our common stock, valued at $1,465,000, to our 401(k) plan as a supplemental contribution for the year 2005. We also capitalized approximately $8,152,000 of interest as part of construction in progress. At December 31, 2006, approximately $15,293,000 of purchases of property, plant and equipment had not been paid and, accordingly, were recorded in accounts payable and accrued liabilities. In accordance with the provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Post- retirement Plans”, we reduced our long-term pension liability for our cash balance plan by $894,000 ($552,000 net-of-tax) as a result of a net actuarial gain with a corresponding credit to other comprehensive income. We also recorded an increase in our long-term pension liability by $117,000 ($72,000 net-of-tax) with a corresponding charge to other comprehensive income as a result of recognizing prior service costs related to our cash balance plan. We increased our long-term retiree medical plan liability by $1,308,000 ($649,000 net-of-tax) as a result of net actuarial losses with a corresponding charge to other comprehensive income.
     In the first quarter of 2005, we transferred $118,000 of property, plant and equipment to other assets. In the second quarter of 2005, we contributed 34,196 newly issued shares of our common stock, valued at $971,000, to our 401(k) plan as a discretionary contribution for the year

2004. In connection with our acquisition activity, we assumed approximately $18,377,000 of liabilities. In the fourth quarter of 2005, we granted 41,000 shares of restricted stock to our employees. These awards are recorded as unearned compensation in stockholders’ equity. See Note 10 for further information. At December 31, 2005, approximately $10,636,000 of purchases of property, plant and equipment had not been paid and, accordingly, were accrued in accounts payable and accrued liabilities. In accordance with Financial Interpretation 47, “Accounting for Conditional Asset Retirement Obligations”, we recorded an ARO liability of $147,000, and assets of $64,000 and related accumulated depreciation of $30,000. We also recorded a cumulative adjustment of $68,000, net of tax. During 2005, we also capitalized approximately $3,261,000 of interest as part of construction in progress.
     In the first quarter of 2004, we contributed 49,046 newly issued shares of our common stock, valued at $900,000, to our 401(k) plan as a discretionary contribution for the year 2003. During 2004, we reclassed approximately $2,774,000 from assets held for sale to inventory and property, plant and equipment. We also capitalized approximately $161,000 of interest as part of construction in progress in 2004. In the second quarter of 2004, we issued $150,000,000 of 8% Senior Subordinated Notes at a discount of $2,435,000.
     The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:
ORGANIZATION
     Giant Industries, Inc., through our subsidiary Giant Industries Arizona, Inc. and its subsidiaries, refines and sells petroleum products. We do this:
-	on the East Coast — primarily in Virginia, Maryland, and North Carolina; and

-	in the Southwest — primarily in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states meet.
     In addition, our wholesale group distributes commercial wholesale petroleum products primarily in Arizona and New Mexico.
     We have three business units:
-	our refining group;

-	our retail group; and

-	our wholesale group.
     See Note 16 for a further discussion of business segments and Notes 5 and 19 for recent dispositions and acquisitions.
     On August 26, 2006, we entered into an Agreement and Plan of Merger (the “Plan of Merger”) with Western Refining, Inc. (“Western”) and New Acquisition Corporation (“Merger Sub”). On November 12, 2006, we entered into an Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) with Western and Merger Sub. The Plan of Merger and Amendment are collectively referred to as the “Agreement”. If the transaction closes, Western will acquire all of our outstanding shares of common stock for $77.00 per share, and we will be merged with Merger Sub and became a wholly-owned subsidiary of Western. The closing of the transaction is subject to various conditions, including compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Act, and approval by our stockholders. Our stockholders approved the transaction on February 27, 2007.
PRINCIPLES OF CONSOLIDATION
     Our consolidated financial statements include the accounts of Giant Industries, Inc. and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
     The preparation of our consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
NET REVENUES
     Our business units recognize revenues when realized and earned with all of the following criteria being met:
-	persuasive evidence of an arrangement exists;

-	delivery has occurred or services have been rendered;

-	the seller’s price to the buyer is fixed or determinable; and

-	collectibility is reasonably assured.
     Excise and other similar taxes are excluded from net revenues.
     The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (‘FASB”), under Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, reached a consensus in September 2005 that some or all of such buy/sell arrangements should be accounted for at historical cost pursuant to the guidance in paragraph 21(a) of Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions”. Our buy/sell arrangements with a counterparty are reported on a net basis and, accordingly, we believe we are in compliance with this EITF. The net proceeds for these type of transactions were approximately $9,000,000, $11,000,000 and $7,000,000 in 2006, 2005, and 2004, respectively.
STATEMENTS OF CASH FLOWS
     We consider all highly liquid instruments with an original maturity of three months or less to be cash equivalents.
DERIVATIVES
     Our policies for the use of derivative financial instruments set limits on quantities, require various levels of approval, and require review and reporting procedures.
     We are exposed to various market risks, including changes in certain commodity prices and interest rates. To manage the volatility relating to these normal business exposures, from time to time, we use commodity futures and options contracts to reduce price volatility, to fix margins in our refining and marketing operations, and to protect against price declines associated with our crude oil and finished products inventories. For purposes of the Statement of Cash Flows, such transactions are considered to be operating activities.
     Gains and losses on all transactions that do not qualify for hedge accounting are reflected in earnings in the period that they occur.
     We had no open commodity futures or options contracts at December 31, 2006 and December 31, 2005.
     We have entered into purchase and supply arrangements which qualify as normal purchases and sales and are exempt from fair value recognition in the financial statements.
CONCENTRATION OF CREDIT RISK
     Our credit risk with respect to customer receivables is concentrated in the geographic areas in which we operate and relates primarily to customers in the oil and gas industry. To minimize this risk, we perform ongoing credit evaluations of our customers’ financial position and require collateral, such as letters of credit, in certain circumstances. We maintain our cash and cash equivalents with federally insured banking institutions or other financial service providers. From time to time, balances maintained in these institutions may exceed amounts that are federally insured. All of the financial institutions we use are major banking institutions and reputable financial service providers.
TRADE RECEIVABLES
     Our trade receivables result primarily from the sale of refined products, various grades of gasoline and diesel fuel, lubricants, and merchandise from our three refineries and our wholesale group. These sales are made to independent wholesalers and retailers, industrial/commercial accounts and major oil companies. In addition, our service station/convenience stores sell refined products, merchandise, and food products, some of which are purchased by the customer by use of a credit card.
     We extend credit to our refining and wholesales group customers based on criteria established by our management, including ongoing credit evaluations. We usually extend credit on an unsecured basis, but we may require collateral, such as letters of credit, in some circumstances. An allowance for doubtful accounts is provided based on a number of factors that include, but are not limited to, the current evaluation of each customer’s credit risk; the delinquent status of a customer’s account; collection efforts made; current economic conditions; past experience and other available information. Uncollectible trade receivables are charged against the allowance for doubtful accounts when we have exhausted all reasonable efforts to collect the amounts due, including litigation if the amounts and circumstances warrant such action. The allowance for doubtful accounts is reflected in our Consolidated Balance Sheets as a reduction of trade receivables.
     Our trade receivables are pledged as collateral for borrowings under our revolving credit facility. At December 31, 2006, we had $50,000,000 of direct borrowings outstanding under the facility in place at that time.
     Our major categories of trade receivables are as follows:

	December 31,
	2006	2005
	(In thousands)
Trade	$171,669	$125,229
Credit cards	5,672	4,054

	$177,341	$129,283

INVENTORIES
     Our inventories are stated at the lower of cost or market. Costs for crude oil and refined products produced by our refineries are determined by the last-in, first-out (“LIFO”) method. Costs for our retail, wholesale, exchange and terminal refined products inventories and shop supplies are determined by the first-in, first-out (“FIFO”) method. Costs for merchandise inventories at our retail locations are determined by the retail inventory method. See Note 2 for additional information.
PROPERTY, PLANT AND EQUIPMENT
     Our property, plant and equipment are stated at cost and are depreciated on the straight-line method over the following estimated useful lives.

Buildings and improvements	7-30 years
Machinery and equipment	3-24 years
Pipelines	30 years
Furniture and fixtures	2-15 years
Vehicles	3-7 years
     Our leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease terms or the estimated useful lives.
     Routine maintenance, repairs and replacement costs are charged against earnings as incurred. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refineries at intervals of two or more years for necessary repairs and replacements, are deferred and amortized over the period until the next expected shutdown, which generally ranges from 24 to 60 months depending on the type of shutdown and the unit involved. For turnaround purposes, we divide the operating units at our Yorktown refinery into three major groups. Each of these major groups has a major turnaround approximately every five years. For our Four Corners refineries, major turnarounds are generally scheduled approximately every five years, but may be more frequent for some units. Unscheduled maintenance shutdowns also may occur at the refineries from time to time. Expenditures that materially increase values, expand capacities, or extend useful lives are capitalized. Interest expense is capitalized as part of the cost of constructing major facilities and equipment.
GOODWILL
     SFAS No. 142, “Goodwill and Other Intangible Assets” requires, among other things, that goodwill not be amortized, but be tested for impairment annually, or as events and circumstances indicate. See Note 4 for applicable disclosures.
     Goodwill, which results from business acquisitions, represents the excess of the purchase price over the fair value of the net assets acquired and is carried at cost less accumulated amortization and write- offs.
LONG-LIVED ASSETS
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review the carrying values of our long- lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be disposed of, we report long- lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell. See Note 5 for information relating to the impairment of certain assets.
ASSET RETIREMENT OBLIGATIONS
     SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs (“ARC”) are capitalized as part of the carrying amount of the long-lived asset. In March 2005, the FASB issued Interpretation 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). This interpretation clarifies the term conditional asset retirement obligation as used in SFAS No. 143. Conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Clarity is also provided regarding when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. In conjunction with FIN 47, we reviewed our operations in the fourth quarter of 2005 and for the year ended December 31, 2005, we recorded an ARO liability of $147,000, ARC assets of $64,000 and related accumulated depreciation of $30,000. We also recorded a cumulative adjustment of $114,000 ($68,000 net of tax). See Note 7 for additional disclosures.
TREASURY STOCK
     We have 3,751,980 shares of our common stock classified as treasury stock. These shares were acquired under a stock repurchase program and an issuer tender offer at a weighted average cost of approximately $9.72 per share. These shares are available for a number of corporate purposes including, among others, for options, bonuses, and other employee stock benefit plans.
ENVIRONMENTAL EXPENDITURES
     Environmental expenditures that relate to current operations are expensed or capitalized depending on the circumstances. Expenditures that relate to an existing condition caused by past operations, and which do not result in an asset with an economic life greater than one year, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties, although we do take into account amounts that others are contractually obligated to pay us. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change. See Note 17 for disclosures relating to environmental expenditures.
INCOME TAXES
     The provision for income taxes is based on earnings reported in the financial statements. Deferred income taxes are provided to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes, as well as the effects of tax credits. We file consolidated federal and state income tax returns for the states in which we operate, except in states that are not unitary. See Note 14 for disclosures relating to income taxes.
EARNINGS PER COMMON SHARE
     Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per common share are computed by dividing consolidated net earnings by the weighted average number of shares of common stock outstanding during each period. Earnings per common share assuming dilution are computed by dividing consolidated net earnings by the sum of the weighted average number of shares of common stock outstanding plus additional shares representing the exercise of outstanding common stock options and restricted stock awards issued using the treasury stock method, unless such calculation is antidilutive. See Note 15 for disclosures relating to earnings per share.
OTHER COMPREHENSIVE INCOME
     Our components of other comprehensive income for the year ended December 31, 2006 include, on a net of tax basis, the net actuarial gain and unamortized prior service cost related to our cash balance plan and net actuarial loss related to our retiree medical plan. These components were recorded in accordance with the provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. We do not have any component of other comprehensive income for the years ended December 31, 2005 and December 31, 2004. See Note 13, “Pension and Post- Retirement Benefits”, for further discussions on this topic.
GUARANTEES
     We have analyzed the guarantee provided in certain of our lease arrangements under the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”). As of December 31, 2006 the liability of the guarantee obligation undertaken under these arrangements was not material.
STOCK-BASED EMPLOYEE COMPENSATION
     We have a stock-based employee compensation plan that is more fully described in Note 10. We account for this plan under the recognition and measurement principles of SFAS 123R, “Share-Based Payments”, which we adopted on January 1, 2006. SFAS 123R requires us to measure the cost of employee services received in exchange for stock options granted using the fair value method as of the beginning of 2006. There was no material impact on our financial statements as all our stock options outstanding had vested prior to the date of adoption.
     The following table illustrates the effect on net earnings and net earnings per share as if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation for all periods presented.

	Year Ended December 31,
	2005	2004
	(In thousands, except per share data)
Net earnings, as reported	$103,878	$16,221
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effect	(24)	(143)

Pro forma net earnings	$103,854	$16,078

Net earnings per share:
Basic — as reported	$7.70	$1.46

Basic — pro forma	$7.70	$1.45

Diluted — as reported	$7.62	$1.42

Diluted — pro forma	$7.62	$1.41

     On December 6, 2005, 41,000 shares of restricted stock were granted to 39 employees. These awards vest ratably over five years. In accordance with APB 25, “Accounting for Stock Issued to Employees”, we recorded these awards as deferred compensation to stockholders’ equity and we will amortize the deferred compensation balance over five years using the straight-line method. See Note 10 for further information.
NEW ACCOUNTING PRONOUNCEMENTS
     In November 2004, Financial Accounting Standards Board (“FASB”) issued SFAS 151, “Inventory Costs — An Amendment of ARB No. 43, Chapter 4”, which is effective for fiscal years beginning after June 15, 2005. This Statement requires that idle capacity expense, freight, handling costs, and wasted materials (spoilage), regardless of whether these costs are considered abnormal, be treated as current period charges. In addition, this statement requires that allocation of fixed overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 on January 1, 2006 did not have a material impact on our financial statements.
     In March 2006, the Emerging Issues Task Force (“EITF”) reached a conclusion in EITF Issue No. 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation)”, that the presentation of taxes on either a gross or net basis within the scope of this EITF Issue is an accounting policy decision requiring disclosure pursuant to

APB Opinion No. 22, “Disclosure of Accounting Policies”. If a reporting entity reports revenue on a gross basis, then the amount of taxes included must be disclosed. This EITF Issue applies to financial reports for interim and annual reporting periods beginning after December 15, 2006. We currently report consolidated revenues and cost of products sold on a net basis and, as such, no further disclosures are necessary in our financial statements.
     In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS 109” (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact of FIN 48 on our financial statements.
     In September 2006, FASB issued FASB Staff Position (“FSP”) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities”, that disallowed the accrue-in-advance method for planned major maintenance activities. Our scheduled turnaround activities are considered planned major maintenance activities. Since we do not use the accrue-in-advance method of accounting for our turnaround activities, this FSP has no impact on our financial statements.
     In September 2006, FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a frame work for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. This statement is applied in conjunction with other accounting pronouncements that require or permit fair value measurements and, accordingly, this statement does not require any new fair value measurements. Therefore, the adoption of this SFAS 157 is not expected to have a material impact on our financial statements.
     In September 2006, FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”, which requires an employer to recognize the overfunded or underfunded position of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or a liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. With limited exceptions, this statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. We adopted this statement in 2006. Under the provisions of SFAS 158, we reduced our long-term pension liability for our cash balance plan by $894,000 ($552,000 net-of-tax) as a result of a net actuarial gain with a corresponding credit to other comprehensive income. We also recorded an increase in our long-term pension liability by $117,000 ($72,000 net-of- tax) with a corresponding charge to other comprehensive income as a result of recognizing prior service costs related to our cash balance plan. We increased our long-term retiree medical plan liability by $1,307,000 ($807,000 net-of-tax) as a result of net actuarial losses with a corresponding charge to other comprehensive income.
NOTE 2 — INVENTORIES:
     Our inventories consist of the following:

	December 31,
	2006	2005
	(In thousands)
First-in, first-out (“FIFO”) method:
Crude oil	$81,998	$77,188
Refined products	131,364	97,150
Refinery and shop supplies	16,296	13,790
Merchandise	10,190	7,259
Retail method:
Merchandise	10,676	8,982

Subtotal	250,524	204,369
Adjustment for last-in, first-out (“LIFO”) method	(75,088)	(80,264)

Total	$175,436	$124,105

     The portion of inventories valued on a LIFO basis totaled $117,933,000 and $76,299,000 at December 31, 2006 and 2005, respectively. The data in the following paragraph will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.
     If inventories had been determined using the FIFO method at December 31, 2006, 2005 and 2004, net earnings and diluted earnings per share would have been (lower)/higher as follows:

	Year Ended December 31,
	2006	2005	2004
Net earnings	$(3,193,000)	$21,393,000	$17,619,000
Diluted earnings per share	$(0.22)	$1.57	$1.55
     We liquidated certain lower cost refinery LIFO inventory layers in 2006, 2005 and 2004, which resulted in an increase in our net earnings and related diluted earnings per share as follows:

	Year Ended December 31,
	2006	2005	2004
Net earnings	$2,686,000	$2,468,000	$9,505,000
Diluted earnings per share	$0.18	$0.18	$0.84
NOTE 3 — PROPERTY, PLANT AND EQUIPMENT:
     Our property, plant and equipment, at cost, consist of the following:

	December 31,
	2006	2005
	(In thousands)
Land and improvements	$50,622	$42,058
Buildings and improvements	128,967	115,955
Machinery and equipment (including turnarounds)	667,759	475,385
Pipelines	10,894	10,894
Furniture and fixtures	22,541	23,325
Vehicles	14,715	13,535
Construction in progress	100,212	83,636

Subtotal	995,710	764,788
Accumulated depreciation and amortization	(327,460)	(297,962)

Total	$668,250	$466,826

NOTE 4 — GOODWILL AND OTHER INTANGIBLE ASSETS:
     SFAS No. 142, “Goodwill and Other Intangible Assets,” addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142, among other things, specifies that goodwill and certain intangible assets with indefinite lives should no longer be amortized, but instead be subject to periodic impairment testing.
     We elected to conduct our annual goodwill impairment test as of the first day of each fourth fiscal quarter (October 1). For 2006, we identified six reporting units for the purpose of the annual impairment test. The reporting units consisted of two units from our refining segment, two units from our retail segment and two units from our wholesale segment. The fair value of each reporting unit was determined using a discounted cash flow model based on assumptions applicable to each reporting unit. The fair value of the reporting units exceeded their respective carrying amounts, including goodwill. As a result, the goodwill of each reporting unit was considered not impaired.
     In addition to the annual goodwill impairment test, if events and circumstances indicate that goodwill of a reporting unit might be impaired, then goodwill also will be tested for impairment when the impairment indicator arises.
     The changes in the carrying amount of goodwill for the years ended December 31, 2006 and December 31, 2005 are as follows:

			Retail	Wholesale
	Refining Group		Group	Group	Total
		Four
	Yorktown	Corners
	(In thousands)
Balance as of January 1, 2005	$21,028	$125	$4,414	$14,736	$40,303
Goodwill related to Dial acquisition	—	—	—	10,304	10,304

Balance as of December 31, 2005	21,028	125	4,414	25,040	50,607
Goodwill written-off related to the sale of retail unit	—	—	(77)	—	(77)
Goodwill associated with purchase of lubricating business*	—	—	—	500	500
Goodwill reduction associated with Dial purchase**	—	—	—	(598)	(598)

Balance as of December 31, 2006	$21,028	$125	$4,337	$24,942	$50,432

*	See Note 18, “Acquisitions”, for additional information regarding the lubricating business purchase.

**	Reduction to goodwill for Dial Oil Co. (“Dial”) was recorded at the conclusion of the allocation period provided for by SFAS 141, “Business Combinations”.
     Certain of our retail units classified as held for sale or held and used are tested for impairment when circumstances change. No impairments were recorded in 2006 and 2005 as a result of these tests.
     Liquor licenses, which are our only indefinite life intangible assets, were evaluated for impairment as required by SFAS No. 142. We believe that there are no legal, regulatory, contractual, competitive, economic or other factors limiting the useful life of our liquor licenses. If events and circumstances indicate that our liquor licenses might not be recoverable, then an impairment loss would be recognized if the carrying amount of the liquor licenses exceeds their fair value.

     Intangible assets with finite lives will continue to be amortized over their respective useful lives and will be tested for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
     A summary of intangible assets that are included in “Other Assets” in the Consolidated Balance Sheets at December 31, 2006 and 2005 are presented below:

	December 31, 2006			December 31, 2005
							Weighted
	Gross		Net	Gross		Net	Average
	Carrying	Amortization	Carrying	Carrying	Accumulated	Carrying	Amortization
	Value	Accumulated	Value	Value	Amortization	Value	Period
			(In thousands)				(In years)
Amortized intangible assets:
Rights-of-way	$3,748	$2,933	$815	$3,729	$2,870	$859	22
Contracts	1,376	1,346	30	1,376	1,227	149	12
Licenses and permits	1,096	625	471	1,096	503	593	13

	6,220	4,904	1,316	6,201	4,600	1,601

Intangible assets not subject to amortization:
Liquor licenses	9,614	—	9,614	8,335	—	8,335

Total intangible assets	$15,834	$4,904	$10,930	$14,536	$4,600	$9,936

     Intangible asset amortization expense for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 were $409,000, $405,000, and $451,000, respectively. Estimated amortization expense for the next five years is as follows:

(In thousands)
2007	$260,000
2008	$218,000
2009	$216,000
2010	$91,000
2011	$42,000
NOTE 5 — ASSETS HELD FOR SALE, DISCONTINUED OPERATIONS, AND ASSET DISPOSALS:
     The following table contains information regarding our discontinued operations, all of which are included in our retail group and include some service station/convenience stores.

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Net revenues	$—	$—	$1,269

Net operating gain/(loss) on retail units	$—	$2	$(218)
Gain on disposal of retail units	—	22	525
Impairment and other write-downs on retail units	—	—	(497)

Earnings (loss) before income taxes	$—	$24	$(190)

Net (loss) earnings	$—	$15	$(117)
Allocated goodwill included in gain on disposal	$—	$—	$38
     We disposed of several of our retail units in 2005 and 2004 and recorded a gain on disposal of $22,000 and $525,000, respectively. There were no impairment losses and write-downs in 2006. For 2004, we also recorded impairment losses and write-downs that were classified as discontinued operations of $497,000 on our retail units that were classified as discontinued operations. In 2004, certain retail properties and a vacant land-industrial site were reclassified to inventory and property, plant and equipment because we were unable to dispose of these properties within twelve months. We did not have assets held for sale at December 31, 2006 or December 31, 2005.
     We received proceeds of $149,000 and $9,977,000 in 2005 and 2004, respectively, from the sale of our assets held for sale and retail units that were classified as discontinued operations. We also received proceeds of $3,166,000 from the sale of various properties and $1,799,000 from the sale of land that was classified as assets held for sale in 2006 and 2005, respectively.
NOTE 6 — ACCRUED EXPENSES:
     Our accrued expenses are comprised of the following:

	December 31,
	2006	2005
Excise taxes	$26,058	$23,330
Payroll and related costs	12,569	11,231
Bonus, profit sharing and retirement plan contributions	12,303	14,608
Interest	3,513	3,321
Other taxes	4,152	5,901
Other	8,995	10,407

Total	$67,590	$68,798

NOTE 7 — ASSET RETIREMENT OBLIGATIONS:
     SFAS No. 143, “Accounting for Asset Retirement Obligations”, addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an ARO be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated ARC is capitalized as part of the carrying amount of the long-lived asset. Our legally restricted assets that are set aside for purposes of settling ARO liabilities are approximately $373,000 as of December 31, 2006 and are included in “Other Assets” on our Consolidated Balance Sheets. These assets are set aside to fund costs associated with the closure of certain solid waste management facilities.
     In March 2005, the FASB issued Interpretation 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). This interpretation clarifies the term conditional asset retirement obligation as used in SFAS No. 143. Conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Clarity is also provided regarding when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is to be applied no later than the end of fiscal years ending after December 15, 2005. In conjunction with FIN 47, we reviewed our operations in the fourth quarter of 2005 and for the year ended December 31, 2005, we recorded an ARO liability of $147,000, ARC assets of $64,000 and related accumulated depreciation of $30,000. We also recorded a cumulative adjustment of $114,000 ($68,000 net of tax).
     We identified the following ARO’s:
     1. Landfills — pursuant to Virginia law, the two solid waste management facilities at our Yorktown refinery must satisfy closure and post-closure care and financial responsibility requirements.
     2. Crude Pipelines — our right-of-way agreements generally require that pipeline properties be returned to their original condition when the agreements are no longer in effect. This means that the pipeline surface facilities must be dismantled and removed and certain site reclamation performed. We do not believe these right-of-way agreements will require us to remove the underground pipe upon taking the pipeline permanently out of service. Regulatory requirements, however, may mandate that such out-of- service underground pipe be purged.

     3. Storage Tanks — we have a legal obligation under applicable law to remove or close in place certain underground and aboveground storage tanks, both on owned property and leased property, once they are taken out of service. Under some lease arrangements, we also have committed to restore the leased property to its original condition.
     We identified the following conditional ARO:
     1. Refinery Piping and Heaters — we have a legal obligation to properly remove or dispose of materials that contain asbestos which surround certain refinery piping and heaters.
     The following table reconciles the beginning and ending aggregate carrying amount of our ARO’s for the years ended December 31, 2006 and 2005.

	December 31,
	2006	2005
	(In thousands)
Liability beginning of year	$2,625	$2,272
Liabilities incurred	200	322
Liabilities settled	(133)	(150)
Accretion expense	28	181

Liability end of period	$2,720	$2,625

     Our ARO’s are recorded in “Other liabilities” on our Consolidated Balance Sheets.
NOTE 8 — LONG-TERM DEBT:
     Our long-term debt consists of the following:

	December 31,
	2006	2005
	(In thousands)
11% senior subordinated notes, due 2012, net of unamortized discount of $2,554 and $2,882, interest payable semi-annually	$127,447	$127,119
8% senior subordinated notes, due 2014, net of unamortized discount of $2,060 and $2,255, interest payable semi-annually	147,940	147,745
Senior secured revolving credit facility, due 2010, floating interest rate, principal and interest payable monthly	50,000	—

Total	$325,387	$274,864

     In March 2005, we issued 1,000,000 shares of our common stock and received approximately $22,349,000, net of expenses. On May 5, 2005, we used $21,888,000 of these proceeds to redeem approximately $18,828,000 of our outstanding 11% senior subordinated notes. The amount paid to redeem the notes included interest of $978,000 to the date of redemption and redemption costs of $2,082,000. In conjunction with this transaction, we also wrote off $563,000 of deferred financing costs and $446,000 of unamortized original issue discount.
     Repayment of both the 11% and 8% senior subordinated notes (collectively, the “Notes”) is jointly and severally guaranteed on an unconditional basis by our subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise specified in the indentures pursuant to which the Notes were issued, there are no restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to us in certain circumstances.
     The indentures governing the notes contain restrictive covenants that, among other things, restrict our ability to:
-	create liens;

-	incur or guarantee debt;

-	pay dividends;

-	repurchase shares of our common stock;

-	sell certain assets or subsidiary stock;

-	engage in certain mergers;

-	engage in certain transactions with affiliates; or

-	alter our current line of business.
     In addition, subject to certain conditions, we are obligated to offer to repurchase a portion of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, we would be required to offer to repurchase all of the notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. As discussed in Note 1, “Organization and Significant Accounting Policies”, we have entered into a merger Agreement with Western. We believe that the closing of the transaction contemplated by the Agreement will constitute a change in control under the indentures. In addition, pursuant to the agreement, Western has the right to require us to tender for the notes.

Western has, however, informed us that they do not intend to request that we commence a cash tender offer for these notes, but that they intend to call the 8% senior subordinated notes for redemption pursuant to their terms, including the payment of the make-whole premium, promptly after the effective time of the merger, and that they intend to call the 11% senior subordinated notes for redemption pursuant to their terms, including the payment of a scheduled prepayment premium, promptly after May 15, 2007.
     At December 31, 2006, retained earnings available for dividends under the most restrictive terms of the indentures were approximately $119,827,000.
     On June 27, 2005, we amended and restated our revolving credit facility (the “Credit Facility”). The Credit Facility is a $175,000,000 revolving credit facility and is for, among other things, working capital, acquisitions, and other general corporate purposes.
     Under the Credit Facility, our existing borrowing costs are reduced, certain of the covenants have been eased, and the term was extended to 2010. The availability of funds under this facility is the lesser of (i) $175,000,000, or (ii) the amount determined under a borrowing base calculation tied to eligible accounts receivables and inventory. We also have options to increase the size of the facility to up to $250,000,000. At December 31, 2006, there were $50,000,000 in direct borrowings outstanding under the Credit Facility and there were approximately $27,832,000 of irrevocable letters of credit outstanding, primarily to crude oil suppliers, insurance companies, and regulatory agencies. At December 31, 2005, there were no direct borrowings and $66,771,000 of irrevocable letters of credit outstanding primarily to crude oil suppliers. At December 31, 2006, the availability of funds under the Credit Facility was $97,168,000, subject to borrowing base limitations.
     The interest rate applicable to the Credit Facility is based on various short-term indices. At December 31, 2006, this rate was approximately 6.95% per annum. We are required to pay a quarterly commitment fee of 0.25% per annum of the unused amount of the facility.
     The obligations under the Credit Facility are guaranteed by each of our principal subsidiaries and secured by a security interest in our personal property, including:
-	accounts receivable;

-	inventory;

-	contracts;

-	chattel paper;

-	trademarks;

-	copyrights;

-	patents;

-	license rights;

-	deposits; and

-	investment accounts and general intangibles.
     The Credit Facility contains negative covenants limiting, among other things, our ability to:
-	incur additional indebtedness;

-	create liens;

-	dispose of assets;

-	consolidate or merge;

-	make loans and investments;

-	enter into transactions with affiliates;

-	use loan proceeds for certain purposes;

-	guarantee obligations and incur contingent obligations;

-	enter into agreements restricting the ability of subsidiaries to pay dividends to us;

-	make distributions or stock repurchases;

-	make significant changes in accounting practices or change our fiscal year; and

-	prepay or modify subordinated indebtedness.
     The Credit Facility also requires us to meet certain financial covenants, including maintaining a minimum consolidated net worth, a minimum consolidated interest coverage ratio, and a maximum consolidated funded indebtedness to total capitalization percentage, each as defined in the Credit Facility.
     Our failure to satisfy any of the covenants in the Credit Facility is an event of default under the Credit Facility. The Credit Facility also includes other customary events of default, including, among other things, a cross-default to our other material indebtedness and certain changes of control. We do not anticipate that any of the terms of the Credit Facility will prevent us from completing the transaction with Western described in Note 1, “Organization and Significant Accounting Policies”.

     Separate financial statements of our subsidiaries are not included herein because the aggregate assets, liabilities, earnings, and equity of the subsidiaries are substantially equivalent to our assets, liabilities, earnings, and equity on a consolidated basis; the subsidiaries are jointly and severally liable for the repayment of the Notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed by us to be material to investors.
NOTE 9 — FINANCIAL INSTRUMENTS AND HEDGING ACTIVITY:
     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. Using available market information and the valuation methodologies described below, we determined the estimated fair value amounts. Considerable judgment is required, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.
     The carrying amounts and estimated fair values of our financial instruments are as follows:

	December 31,
	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Balance Sheet — Financial Instruments:
Fixed rate long-term debt	$275,387	$299,539	$274,864	$299,695
     We determined the fair value of fixed rate long-term debt by using quoted market prices, where applicable, or by discounting future cash flows using rates estimated to be currently available for debt of similar terms and remaining maturities.
     We believe the carrying values of our cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. We believe the carrying value of our variable rate short-term debt instrument approximates fair value because the rate is tied to a short-term index.

HEDGING ACTIVITIES
     We are exposed to various market risks, including changes in commodity prices and interest rates. To manage the volatility relating to these normal business exposures, from time to time, we use commodity futures and options contracts to reduce price volatility, to fix margins in our refining and marketing operations, and to protect against price declines associated with our crude oil and finished products inventories.
     At December 31, 2006 and 2005, we had no open crude oil futures contracts or other commodity derivatives.
NOTE 10 — STOCK INCENTIVE PLANS:
     Under our 1998 Stock Incentive Plan (the “1998 Plan”), shares of our common stock are authorized to be issued to deserving employees in connection with awards of options, appreciation rights, restricted shares, performance shares or performance units, all as defined in the 1998 Plan. Appreciation rights, performance shares and performance units may be settled in cash, our common shares or any combination thereof.
     The total number of shares available for grant under the 1998 Plan is 2% of the total number of common shares outstanding as of the first day of each calendar year, which amount was 292,786 shares for 2007, 292,282 shares for 2006, 246,673 shares for 2005, and 175,711 shares for 2004. Grants also are subject to a 400,000 share annual limitation on the number of common shares available for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. Common shares available for grant in any particular calendar year that are not, in fact, granted in such year cannot be added to the common shares available for grant in any subsequent calendar year.
     On December 6, 2005, 41,000 shares of restricted stock were granted to 39 employees. These awards vest ratably over a five-year period. The fair value on the date of grant was approximately $2,214,000. In accordance with APB 25, “Accounting for Stock Issued to Employees”, we recorded unearned compensation in stockholders’ equity on the balance sheet. This balance was computed using an assumed forfeiture rate of one employee per year, and is amortized using the straight-line method over the vesting period. In 2006 and 2005, the amounts amortized to expense were $408,000 and $30,000, respectively. In addition, in 2006, 2,900 shares of restricted stock were forfeited due to termination while 7,620 shares vested in 2006. The fair value of these vested shares on the vesting date was approximately $585,000. The fair value of the remaining 30,480 non-vested shares of restricted stock at December 31, 2006 was approximately $2,284,000.
     On May 9, 2003, 140,500 incentive stock options were granted to 15 employees under the 1998 Plan. The exercise price for all of the options was $5.24, which was the closing price of our common stock on the New York Stock Exchange on the date of grant. One-half of each grant vested on May 9, 2004 and the remaining one-half vested on May 9, 2005. All of the options expire on May 8, 2013.

     The 1998 Plan provides that all grants are subject to restrictions, conditions and terms more specifically described in the 1998 Plan, including, but not limited to, the exercise price for stock options and appreciation rights and time vesting requirements for all awards. In general, the 1998 Plan provides that grants of stock options and appreciation rights must expire no more than 10 years from the date of grant. In addition, all grants under the 1998 Plan are subject to forfeiture under certain circumstances, and all unvested awards may vest immediately under various circumstances defined in the 1998 Plan.
     Under our 1989 Stock Incentive Plan (the “1989 Plan”), 500,000 shares of our common stock were authorized to be issued to deserving employees in the form of options and/or restricted stock. At December 31, 2006, no shares were available for future grants under the 1989 Plan because, by its terms, no new awards may be made after December 11, 1999. All of the remaining options or restricted stock granted under the 1989 Plan expired in 2003.
     The following summarizes stock option transactions under the 1989 and 1998 Plans:

		Weighted Average
Options Outstanding At	Shares	Exercise Price
January 1, 2004	524,000	$7.83
Exercised	(215,750)	$6.72
Forfeited	(2,500)	$2.85

December 31, 2004	305,750	$8.65
Exercised	(205,250)	$9.40

December 31, 2005	100,500	$7.12
Exercised	(3,000)	$2.85

	97,500

Options exercisable at December 31:
2006	97,500	$7.26
2005	100,500	$7.12
2004	235,500	$9.67
     The following summarizes information about stock options outstanding under the 1998 Plan at December 31, 2006:

Options Outstanding
			Options Exercisable
		Weighted
		Average		Weighted
	Number	Remaining	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercisable	Exercise Price
$9.95	44,000	4.4	44,000	$9.95
$2.85	4,500	5.9	4,500	$2.85
$5.24	49,000	6.4	49,000	$5.24

     In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” that requires us to measure the cost of employee services received in exchange for stock options granted using the fair value method for reporting periods that begin after December 31, 2005. We adopted SFAS 123R on January 1, 2006. We were not required to record any compensation expense, however, because all outstanding stock options had vested prior to the adoption of SFAS 123R. The intrinsic value of stock options outstanding at December 31, 2006 was $6,600,000. The intrinsic value of stock options exercised in 2006 was approximately $166,000.
     No options were granted in 2006, 2005 and 2004.
NOTE 11 — INTEREST, OPERATING LEASES AND RENT EXPENSE:
     We paid interest of $26,325,000, $27,278,000, and $35,285,000 in 2006, 2005, and 2004, respectively. In accordance with SFAS 34 “Capitalization of Interest Cost”, we capitalized approximately $8,152,000 and $3,261,000 of interest as part of construction in progress in 2006 and 2005, respectively.
     In connection with the sale of approximately 8.5 acres of land in North Scottsdale, Arizona that included our corporate headquarters building, we entered into a ten-year agreement to lease back our corporate headquarters building in 2003.
     We are committed to annual minimum rentals under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2006 as follows:

Land, Building,
Machinery and
Equipment Leases
(In thousands)
2007	$10,553
2008	9,079
2009	7,161
2010	5,698
2011	4,858
2012 - 2027	28,106

Total minimum payments required	$65,455

     Our total rent expense was $12,649,000, $10,655,000, and $7,813,000 for 2006, 2005, and 2004, respectively.
     Our operating leases are for buildings, warehouses, cardlocks and facilities, and can contain one of the following options: (a) we can, after the initial lease term, purchase the property at the then fair value of the property or (b) we can, at the end of the initial lease term, renew its lease at the then fair rental value for periods of 5 to 15 years. These options enable the Company to retain use of facilities in desirable operating areas. Certain of our leases contain escalation clauses that are accounted for on a straight-line basis.
NOTE 12 — 401(K) AND DEFERRED COMPENSATION PLANS:
     The Company sponsors the Giant Industries, Inc. and Affiliated Companies 401(k) Plan (the “Giant 401(k)”) for the benefit of our employees. In connection with the acquisition of the Yorktown refinery, on May 14, 2002, we adopted the Giant Yorktown 401(k) Retirement Savings Plan (“Yorktown 401(k)”) for our Yorktown employees who met plan eligibility requirements. For purposes of eligibility and vesting, anyone who was employed by the Yorktown refinery on or before December 31, 2002, received credit for time worked for the refinery’s previous owners and certain other prior employers. In March 2004, the assets in the Yorktown 401(k) were transferred into the Giant 401(k) and the plans were combined into the Giant 401(k) for administrative convenience and to reduce costs. The benefits available to Yorktown and non-Yorktown employees did not materially change as a result of this combination.
     Subject to approval from our board of directors each year, we match the Yorktown employee’s contributions to the Giant 401(k), subject to certain limitations and a per participant maximum contribution amount. For the years ended December 31, 2006, 2005 and 2004, we expensed $1,215,000, $1,128,000 and $1,031,000, respectively, for matching contributions to the Yorktown participants.
     Subject to approval from our board of directors each year and beginning in 2005, we also match the non-Yorktown employee’s contributions to the Giant 401(k), subject to certain limitations and a per participant maximum contribution amount. For the years ended December 31, 2006, 2005, and 2004, we expensed $2,913,000, $2,848,000, and $1,675,000, respectively, for matching contributions to the non-Yorktown participants.
     Our matching contribution can be invested in available investment choices at the discretion of the participant.
     Supplemental contributions to the Giant 401(k) on behalf of non- Yorktown employees are made at the discretion of our board of directors. For the year ended December 31, 2005, our board of directors changed the supplemental contribution from a discretionary contribution in an amount to be determined each year to a fixed contribution equal to 3% of eligible wages. Yorktown employees currently do not receive this supplemental contribution. The amounts accrued for the 2006 and 2005 supplemental contributions were $1,615,000 and $1,622,000, respectively. The 2005 supplemental contribution was funded with 25,115 newly issued shares of our common stock in March 2006. The 2006 supplemental contribution also may be funded with newly issued shares of our common stock in 2007.

     For the year ended December 31, 2004, we accrued $900,000 for a discretionary contribution to the Giant 401(k), which was funded in 2005 with 34,196 newly issued shares of our common stock. All shares are allocated to eligible employees’ accounts in the manner set forth in the Giant 401(k).
     At December 31, 2006, the assets of the Giant 401(k) include 445,892 shares of our common stock valued at approximately $33,420,000 on December 31, 2006.
     In July 2005, we acquired Dial and Dial employees immediately became eligible to participate in the Giant 401(k). Dial employees were permitted to carry over their prior years of service with Dial for eligibility and vesting purposes. The 401(k) plan sponsored by Dial was terminated prior to the acquisition. Giant is responsible for administration of the terminated Dial 401(k) plan until IRS approves the termination and the assets are distributed to the participants.
     In January 2007, we acquired Empire Oil Co. (“Empire”) and Empire employees immediately became eligible to participate in the Giant 401(k). Empire employees were permitted to carry over their prior years of service with Empire for eligibility and vesting purposes. The 401(k) plan sponsored by Empire was terminated prior to the acquisition. Giant is responsible for administration of the terminated Empire 401(k) plan until IRS approves the termination and the assets are distributed to the participants.
     On October 31, 2005, we adopted a deferred compensation plan. The plan is an unfunded retirement restoration plan that provides for additional payments from us so that total retirement benefits for certain executives will be maintained at the levels provided in the 401(k) plan before the application of Internal Revenue Code limitations. Directors are also eligible for the plan. Participants in the plan may defer a portion of their annual salary and/or bonus to future years, and we will match a portion of the amounts deferred on a basis similar to matches in our 401(k) plan, but without regard to the annual caps applicable to the 401(k) plan. We expensed $678,000 and $264,000 in 2006 and 2005, respectively, in connection with this plan. At December 31, 2006, and December 31, 2005 the accrued liability was $2,754,000 and $621,000, respectively, and is recorded in “Other liabilities and deferred income” on our Consolidated Balance Sheets.
NOTE 13 — PENSION AND POST-RETIREMENT BENEFITS:
     In connection with the acquisition of the Yorktown refinery, in 2002, we established the Giant Yorktown Cash Balance Plan (“CB Plan”). The CB Plan is a defined benefit plan for our Yorktown employees. The CB Plan is a “cash balance” retirement plan fully funded by us without employee contributions. All Yorktown employees meeting the eligibility requirements are automatically included in the CB Plan. Under the CB Plan, an account is established for each eligible employee that in general reflects pay credits, based on a percentage of eligible pay determined by age or years of service, whichever yields the greater percentage, plus regular interest credits. Interest credits are generally equal to the greater of 5% or the 12-month average of the one-year U.S. Treasury constant maturity rates plus 1%. Yorktown employees who were covered by the BP retirement plan on July 1, 2000, are generally eligible for a grandfather provision that affects the calculation of the benefit under the plan.
     We have established an investment strategy for the CB Plan that targets allocation percentages among various asset classes. This investment strategy is designed to reach long-term return goals, while mitigating against downside risk and considering expected cash flows. The current weighted average target for asset allocation is:
-	equity securities: 50-70%; and

-	debt securities: 30-50%
     Our investment strategy is reviewed from time to time to ensure consistency with our objectives. Equity securities do not include any of our common stock.
     We must pay into the CB Plan each year. The amount of our payment is based on various factors, including actuarial calculations linked to the potential retirement ages of Yorktown employees. Our payment to the CB Plan for the plan year ending December 31, 2005 was $3,078,000 and was made in September 2006. We expect to contribute approximately $2,001,000 to the CB Plan in 2007 for the plan year ending December 31, 2006.
     In connection with the acquisition of the Yorktown refinery, in 2002, we established the Giant Yorktown Retiree Medical Plan (the “RM Plan”), which is a post-retirement benefit plan for Yorktown employees. The RM Plan will pay a percentage of the medical premium for coverage under the plan. Coverage is generally available to full-time employees who are age 50 or older with 10 or more years of service. We will pay from 50% to 80% of the premium cost, depending on age and years of service. Unlike the CB Plan, we are not required to fund the RM Plan annually, and currently we do not plan to do so.
     In September 2006, FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”, which requires an employer to recognize the overfunded or underfunded position of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or a liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. With limited exceptions, this statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. We adopted this statement in 2006. Under the provisions of SFAS 158, we reduced our long-term pension liability for our cash balance plan by $894,000 ($552,000 net-of-tax) as a result of a net actuarial gain with a corresponding credit to other comprehensive income. We also recorded an increase in our long-term pension liability by $117,000 ($72,000 net-of- tax) with a corresponding charge to other comprehensive income as a result of recognizing prior service costs related to our cash balance plan. We increased our long-term retiree medical plan liability by $1,308,000 ($649,000 net-of-tax) as a result of net actuarial losses with a corresponding charge to other comprehensive income.
     The following table contains certain disclosures for our CB Plan and RM Plan for 2006 and 2005:

	Cash Balance Plan		Retiree Medical Plan
(In thousands)	2006	2005	2006	2005
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$15,082	$11,741	$4,281	$3,654
Service cost	1,504	1,357	314	220
Interest cost	693	671	300	221
Benefit paid	(473)	(307)	(16)	(7)
Actuarial (gain)/loss	(2,212)	1,366	712	193
Plan amendments	—	254	—	—

Benefit obligation at year end	$14,594	$15,082	$5,591	$4,281

Reconciliation of plan assets:
Fair value of plan assets at beginning of year	$5,026	$3,083	$—	$—
Actual return on plan assets	727	210	—	—
Employer contributions	3,078	2,039	16	7
Benefits paid	(473)	(307)	(16)	(7)

Fair value of plan assets at end of year	$8,358	$5,025	$—	$—

Unfunded status	$(6,236)	$(10,057)	$(5,591)	$(4,281)
Unrecognized net prior service cost	—	361	—	—
Unrecognized net loss (gain)	—	1,341	—	695

Accrued benefit cost(a)	$(6,236)	$(8,355)	$(5,591)	$(3,586)

(a)	The amounts are reflected in “Other Liabilities” in the accompanying Consolidated Balance Sheets

Net periodic benefit cost included the following:

Service cost	$1,504	$1,357	$314	$220
Interest cost	693	671	300	221
Expected return on assets	(461)	(278)	—	—
Amortization of prior service cost	—	(106)	—	—
Recognized net actuarial loss (gain)	—	60	100	16

Net periodic benefit cost	$1,736	$1,704	$714	$457

     The accumulated benefit obligation for the CB Plan was $11,791,000 and $10,769,000 at December 31, 2006 and December 31, 2005, respectively. The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $68,000 (net of tax $42,000) for our RM Plan. No other items are expected to be amortized from accumulated other comprehensive income for both plans into net periodic benefit cost over the next fiscal year.
     The following table depicts the incremental effect of applying SFAS 158 on individual line items in the Statement of Financial Position at December 31, 2006:

	Before Application	Increase/	After Application
	of SFAS 158	(Decrease)	of SFAS 158
	(In thousands)
Cash Balance Plan liability	$7,013	$(777)	$6,236
Retiree Medical Plan liability	4,283	1,308	5,591
Deferred income taxes	117,509	(362)	117,147
Total liabilities	691,640	169	691,809
Accumulated other comprehensive income	—	(169)	(169)
Total stockholders’ equity	$484,537	$(169)	$484,368
WEIGHTED AVERAGE PLAN ASSUMPTIONS

	Cash Balance Plan		Retiree Medical Plan
	2006	2005	2006	2005
Weighted average assumptions used to determine benefit obligations at December 31:
Measurement date	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Discount rate	5.75%	5.50%	6.00%	5.75%
Rate of compensation increase*	3.70%	3.70%	—	—
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	5.50%	5.50%	5.75%	6.00%
Expected return on assets	8.50%	8.50%	—	—
Rate of compensation increase*	3.70%	4.00%	—	—

*	Salary increases are assumed to increase at a rate of 3.7% for determining benefit obligations at December 31, 2006 and 4% for determining net periodic benefit cost for 2006. An additional 5% increase is added to the ultimate rate for those with less than one year of service grading down to 0% once a participant has five years of service.

     We based our expected long-term rate of return on a review of the anticipated long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy, given the anticipated requirements of the CB Plan, to determine the average rate of earnings expected on the funds invested to provide benefits. Although we consider recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. We expect the long-term return assumption for the CB Plan will remain at 8.5% per year.
     PLAN ASSETS
     Our CB Plan asset allocations at December 31, 2006, and 2005, by asset category are as follows:

	Percentage of
	Plan Assets at
	December 31,
Asset Category	2006	2005
Equity securities	71%	70%
Debt securities	26%	27%
Other	3%	3%

Total	100%	100%

ASSUMED HEALTH CARE COST TREND RATES

	Retiree Medical
	Plan
	2006	2005
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year:
HMO	7.50%	8.50%
Pre-65 Non-HMO	9.50%	10.50%
Post-65 Non-HMO	10.00%	11.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2012	2012
     Assumed health care cost trend rates have a significant effect on the amounts reported for the RM Plan. A 1%-point change in assumed health care cost trend rates would have the following effect:

	1%-Point
	Increase	Decrease
Effect on total of service and interest cost components	$58,000	$(52,000)
Effect on post-retirement benefit obligation	$466,000	$(420,000)

     On December 8, 2003, the President signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (The “Act”). The Act provides a federal subsidy to employers whose prescription drug benefits are actuarially equivalent to certain benefits provided by Medicare. The RM Plan is currently deemed to provide an actuarially equivalent benefit to the Medicare Part D benefit based on the current guidance for determining actuarial equivalency provided by the Centers for Medicare and Medicaid Services. As a result of the Part D subsidy, our accumulated post-retirement benefit obligation was reduced by approximately $400,000 at December 31, 2006. The following table depicts the impact of Part D subsidy on net periodic benefit cost:

	Before Part D	After Part D	Decrease
	Subsidy	Subsidy	in Cost
Service Cost	$333,083	$314,555	$(18,528)
Interest Cost	322,100	299,656	(22,444)
Amortization of Prior Service Costs Loss	130,858	99,548	(31,310)

Net Periodic Benefit Cost	$786,041	$713,759	$(72,282)

NOTE 14 — INCOME TAXES:
     Our provision (benefit) for income taxes from continuing operations is comprised of the following:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Current:
Federal	$(1,021)	$31,423	$3,198
State	(626)	5,182	(1,079)

	(1,647)	36,605	2,119

Deferred:
Federal	42,871	24,274	6,001
State	10,170	8,267	2,564

	53,041	32,541	8,565

Total provision from continuing operations	$51,394	$69,146	$10,684

     Net income taxes paid in 2006 2005 and 2004 were $9,680,000; $30,180,000; and $1,797,000 respectively.
     We reconcile the difference between our provision (benefit) for income taxes and income taxes calculated using the statutory U.S. federal income tax rate for continuing operations as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Income taxes at the statutory U.S. federal income tax rate of 35%	$46,951	$60,577	$9,458
Increase (decrease) in taxes resulting from:
State taxes, net	6,204	8,742	965
Ultra low sulfur diesel credit, net	(2,064)	—	—
Other, net	303	(173)	261

Total provision from continuing operations	$51,394	$69,146	$10,684

     We record deferred income taxes to reflect temporary differences in the basis of our assets and liabilities for income tax and financial reporting purposes, as well as available tax credit carryforwards. These temporary differences result in amounts that will be taxable or deductible in future years on our tax returns. The tax effected temporary differences and credit carryforwards which comprise our deferred taxes on our balance sheet are as follows:

	December 31, 2006			December 31, 2005
	Assets	Liabilities	Total	Assets	Liabilities	Total
	(In thousands)
Deferred Tax Assets and Liabilities:
Current Assets and Liabilities:
Accounts receivable	$134	$—	$134	$175	$—	$175
Insurance accruals	1,517	—	1,517	1,534	—	1,534
Vacation accruals	1,661	—	1,661	1,635	—	1,635
Other reserves	215	—	215	456	—	456
Other accruals	—	(7,473)	(7,473)	39	(3,445)	(3,406)
Inventory adjustments	—	(7,013)	(7,013)	1,002	—	1,002

Total current	3,527	(14,486)	(10,959)	4,841	(3,445)	1,396

Noncurrent Assets and Liabilities:
Other accruals	2,085	(105)	1,980	1,090	(135)	955
Accrued retirement	4,271	—	4,271	4,453	—	4,453
Deductible repairs	—	(7,493)	(7,493)	—	(1,868)	(1,868)
Accelerated depreciation	—	(130,316)	(130,316)	—	(86,549)	(86,549)
Net operating loss carryforward	3,078	—	3,078	162	—	162
Tax credit carryforwards	11,331	—	11,331	6,013	—	6,013

Total noncurrent	20,765	(137,914)	(117,149)	11,718	(88,552)	(76,834)

Total	$24,292	$(152,400)	$(128,108)	$16,559	$(91,997)	$(75,438)

     At December 31, 2006, we had an alternative minimum tax credit carryforward of $8,003,000 and general business credit carryforwards of $3,275,000. Alternative minimum tax credits can be carried forward indefinitely to offset future regular tax liabilities.
     Federal net operating loss (“NOL”) carryovers are $4,078,000 and will begin to expire in the year 2026. State net operating loss carryforwards are $39,840,000 and will begin to expire in the year 2022.
     In accordance with SFAS 109, deferred tax assets should be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets can be affected by, among other things, future company performance and market conditions. In making the determination of whether or not a valuation allowance was required, we considered all available positive and negative evidence and made certain assumptions. We considered the overall business environment, historical earnings, and the outlook for future years. We performed this analysis as of December 31, 2006 and determined that there was sufficient positive evidence to conclude that it is more likely than not that our net deferred tax assets will be realized. We will assess the need for a deferred tax asset valuation allowance on an ongoing basis.
     FIN 48 provides guidance on derecognition, classification, interest, penalties, interim period reporting and disclosure for uncertain tax positions. It provides that the benefit of an uncertain tax position cannot be recognized unless it is more likely than not that the position will be sustained if audited. The amount recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We are currently evaluating the impact of FIN 48 which will be effective for years beginning after December 15, 2006. Any material effects will be reported as a separate cumulative adjustment to beginning retained earnings.
NOTE 15 — EARNINGS PER SHARE:
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations as required by SFAS No. 128:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Numerator
Earnings from continuing operations	$82,751	$103,931	$16,338
Earnings (loss) from discontinued operations	—	15	(117)
Cumulative effect of change in accounting principle	—	(68)	—

Net earnings	$82,751	$103,878	$16,221

	Year Ended December 31,
	2006	2005	2004
Denominator
Basic — weighted average shares outstanding	14,597,074	13,485,702	11,104,938
Effective of dilutive stock options	73,142	143,271	253,360
Effective of dilutive restricted stock grants	10,227	159	—

Diluted — weighted average shares outstanding	14,680,443	13,629,132	11,358,298

	Year Ended December 31,
	2006	2005	2004
Basic Earnings Per Share
Earnings from continuing operations	$5.67	$7.71	$1.47
Earnings (loss) from discontinued operations	—	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.01)	—

Net earnings	$5.67	$7.70	$1.46

	Year Ended December 31,
	2006	2005	2004
Diluted Earnings Per Share
Earnings from continuing operations	$5.64	$7.63	$1.43
Earnings (loss) from discontinued operations	—	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.01)	—

Net earnings	$5.64	$7.62	$1.42

     At December 31, 2006 and 2005, there were 14,639,312 and 14,614,097 shares, respectively, of our common stock outstanding.
     In 2007, we may contribute newly issued shares of our common stock to fund our 401(k) plan supplemental contribution for the year ended December 31, 2006. We have not yet determined if we will make this contribution in shares of our stock and, if we do, the number of shares to contribute. In March 2006, we contributed 25,115 newly issued shares of our common stock to fund our 401(k) plan discretionary contribution for the year ended December 31, 2005.
     As discussed in Note 8, we issued 1,000,000 shares in the first quarter of 2005 to redeem a portion of our outstanding debt. We also issued 1,000,000 shares in September 2005. The proceeds from these shares were used for general corporate purposes.
     On December 6, 2005, we awarded 41,000 restricted shares to 39 employees, of which 2,900 restricted shares were forfeited in 2006 as a result of employees terminating their employment with us. See Note 10 for further information.
NOTE 16 — BUSINESS SEGMENTS:
     We are organized into three operating segments based on manufacturing and marketing criteria. These segments are the refining group, the retail group, and the wholesale group. A description of each segment and its principal products follows:

REFINING GROUP
     Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. We also acquire finished products through exchange agreements and from various suppliers. We sell these products through our service stations, independent wholesalers and retailers, commercial accounts, and sales and exchanges with major oil companies. We purchase crude oil, other feedstocks and blending components from various suppliers.
RETAIL GROUP
     Our retail group operates service stations, which include convenience stores or kiosks. We also operated a travel center in New Mexico until June 19, 2003, when the travel center was sold. Our service stations sell various grades of gasoline, diesel fuel, general merchandise, including tobacco and alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or our wholesale group supplies the gasoline and diesel fuel our retail group sells. We purchase general merchandise and food products from various suppliers. At December 31, 2006, our retail group operated 155 service stations with convenience stores or kiosks.
WHOLESALE GROUP
     Our wholesale group consists of Phoenix Fuel and the wholesale operations of Dial and the wholesale assets acquired from Amigo Petroleum Company (“Amigo”). (See Note 18 for further information). Our wholesale group primarily distributes commercial wholesale petroleum products. Our wholesale group includes several lubricant and bulk petroleum distribution plants, unmanned commercial fleet fueling cardlock operations, a bulk lubricant terminal facility and a fleet of finished product and lubricant delivery trucks. We purchase petroleum products for resale from other refiners and marketers as well as our refining group.
OTHER
     Our operations that are not included in any of the three segments are included in the category “Other.” These operations consist primarily of corporate staff operations.
     Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization, and the segment’s SG&A expenses. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.

     The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable and other assets directly associated with the segment’s operations. Included in the total assets of the corporate staff operations are a majority of our cash and cash equivalents, and various accounts receivable, net property, plant and equipment, and other long-term assets.
     We have also restated the tables pertaining to the years ended December 31, 2005 to conform to the current year presentation because the results of 12 service stations that were part of the Dial acquisition are currently reported in the results of operations pertaining to our retail segment but were previously reported in our wholesale segment. These restatements had no affect on our results of operations.
     Disclosures regarding our reportable segments with reconciliations to consolidated totals are presented below.

	As of and for the Year Ended December 31, 2006
	Refining	Retail	Wholesale		Reconciling
	Group	Group	Group	Other	Items		Consolidated
	(In thousands)
Customer net revenues:
Finished products:
Four Corners operations	$642,099
Yorktown operations	1,708,159

Total	$2,350,258	$452,445	$1,109,308	$—	$—		$3,912,011
Merchandise and lubricants	—	159,513	80,078	—	—		239,591
Other	20,569	20,809	4,927	296	—		46,601

Total	2,370,827	632,767	1,194,313	296	—		4,198,203

Intersegment net revenues:
Finished products	482,387	—	133,137	—	(615,524	)(1)	—
Merchandise and lubricants	—	—	148	—	(148	)(1)	—
Other	21,446	—	681	—	(22,127	)(1)	—

Total	503,833	—	133,966	—	(637,799)		—

Total net revenues from continuing operations	$2,874,660	$632,767	$1,328,279	$296	$(637,799)		$4,198,203

Operating income/(loss):
Four Corners operations	$77,829
Yorktown operations(2)	(10,381)

Total operating (loss)/income before corporate allocation	$67,448	$16,983	$16,805	$(32,157)	$81,280	(3)	150,359
Corporate allocation	(14,758)	(10,116)	(3,724)	28,598	—		—

Operating income/(loss) from continuing operations	$52,690	$6,867	$13,081	$(3,559)	$81,280		150,359

Interest expense							(19,172)
Amortization of financing costs							(1,597)
Investment and other income							4,555

Earnings from continuing operations before income taxes							$134,145

Depreciation and amortization:
Four Corners operations	$16,441
Yorktown operations	16,226

Depreciation and amortization from continuing operations	$32,667	$8,073	$3,275	$1,178	$—		$45,193

Total assets	$829,850	$141,252	$157,513	$47,562	$—		$1,176,177
Capital expenditures	$219,351	$8,062	$4,482	$1,069	$—		$232,964

(1)	These pertain to intersegment revenues that are eliminated.

(2)	Excludes $82,003 of gain from insurance settlement due to the 2005 fire.

(3)	Includes $82,003 of gain from insurance settlement due to the 2005 fire.

	As of and for the Year Ended December 31, 2005 (Restated)
	Refining	Retail	Wholesale		Reconciling
	Group	Group	Group	Other	Items		Consolidated
	(In thousands)
Customer net revenues:
Finished products:
Four Corners operations	$559,765
Yorktown operations	1,569,057

Total	$2,128,822	$346,016	$880,474	$—	$—		$3,355,312
Merchandise and lubricants	—	144,968	48,805	—	—		193,773
Other	12,578	17,133	1,995	455	—		32,161

Total	2,141,400	508,117	931,274	455	—		3,581,246

Intersegment net revenues:
Finished products	292,706	—	75,541	—	(368,247	)(1)	—
Merchandise and lubricants	—	—	19	—	(19	)(1)	—
Other	19,401	—	578	—	(19,979	)(1)	—

Total	312,107	—	76,138	—	(388,245)		—

Net revenues of continuing operations	$2,453,507	$508,117	$1,007,412	$455	$(388,245)		$3,581,246

Operating income (loss):
Four Corners operations	$81,517
Yorktown operations	113,783

Total operating income (loss) before corporate allocation	$195,300	$13,563	$19,200	$(31,098)	$2,701		$199,666
Corporate allocation	(14,941)	(9,807)	(4,157)	28,905	—		—

Total operating income (loss) after corporate allocation	180,359	3,756	15,043	(2,193)	2,701		199,666
Discontinued operations loss/(gain)	—	(2)	—	—	(22)		(24

Operating income (loss) from continuing operations	$180,359	$3,754	$15,043	$(2,193)	$2,679		199,642

Interest expense							(24,485)
Costs associated with early debt extinguishment							(2,082)
Amortization and write-offs of financing costs							(2,797)
Interest and investment income							2,799

Earnings from continuing operations before income taxes							$173,077

Depreciation and amortization:
Four Corners operations	$16,534
Yorktown operations	10,513

Depreciation and amortization from continuing operations	$27,047	$10,171	$2,265	$797	$—		$40,280
Total assets	$553,051	$103,297	$150,545	$177,579	$—		$984,472
Capital expenditures	$62,293	$4,719	$2,091	$1,556	$—		$70,659

(1)	These pertain to intersegment revenues that are eliminated.

	As of and for the Year Ended December 31, 2004
	Refining	Retail	Wholesale		Reconciling
	Group	Group	Group	Other	Items		Consolidated
	(In thousands)
Customer net revenues:
Finished products:
Four Corners operations	$423,397
Yorktown operations	1,074,536

Total	$1,497,933	$233,056	$584,903	$—	$—		$2,315,892
Merchandise and lubricants	—	134,012	32,510	—	—		166,522
Other	11,843	15,119	1,684	529	—		29,175

Total	1,509,776	382,187	619,097	529	—		2,511,589

Intersegment net revenues:
Finished products	205,842	—	61,478	—	(267,320	)(1)	—
Other	15,652	—	—	—	(15,652	)(1)	—

Total	221,494	—	61,478	—	(282,972)		—

Net revenues of continuing operations	$1,731,270	$382,187	$680,575	$529	$(282,972)		$2,511,589

Operating income (loss):
Four Corners operations	$30,914
Yorktown operations	52,752

Total operating income (loss) before corporate allocation	$83,666	$6,688	$10,486	$(26,325)	$3,775		$78,290
Corporate allocation	(13,069)	(7,804)	(2,388)	23,261	—		—

Total operating income (loss) after corporate allocation	70,597	(1,116)	8,098	(3,064)	3,775		78,290
Discontinued operations loss/(gain)	—	218	—	—	(28)		190

Operating income (loss) from continuing operations	$70,597	$(898)	$8,098	$(3,064)	$3,747		78,480

Interest expense							(32,907)
Costs associated with early debt extinguishment							(10,564)
Amortization and write-offs of financing costs							(8,341)
Interest and investment income							354

Earnings from continuing operations before income taxes							$27,022

Depreciation and amortization:
Four Corners operations	$16,191
Yorktown operations	9,328

Total	$25,519	$9,186	$1,614	$879	$—		$37,198
Less discontinued operations	—	(93)	—	—	—		(93)

Depreciation and amortization from continuing operations	$25,519	$9,093	$1,614	$879	$—		$37,105
Total assets	$474,984	$103,786	$73,467	$50,169	$—		$702,406
Capital expenditures	$50,609	$5,835	$1,707	$520	$—		$58,671
Yorktown refinery acquisition contingent payment	$16,146	$—	$—	$—	$—		$16,146

(1)	These pertain to intersegment revenues that are eliminated.

NOTE 17 — COMMITMENTS AND CONTINGENCIES:
     We have pending against us various legal actions, claims, assessments and other contingencies arising in the normal course of our business, including those matters described below. Some of these matters involve or may involve significant claims for compensatory, punitive, or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved or settled adversely. As explained more fully below, we have recorded accruals for losses related to those matters that we consider to be probable and that can be reasonably estimated. We currently believe that any amounts exceeding our recorded accruals should not materially affect our financial condition or liquidity. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on our results of operations.
     Federal, state and local laws relating to the environment, health and safety affect nearly all of our operations. As is the case with all companies engaged in similar industries, we face significant exposure from actual or potential claims and lawsuits involving environmental, health and safety matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances made, handled, used, released or disposed of by us or by our predecessors. Further, violations of such laws and regulations can lead to substantial fines and penalties.
     Future expenditures related to environmental, health and safety matters cannot be reasonably quantified in many circumstances for various reasons. These reasons include the uncertain nature of remediation and cleanup cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, defenses that may be available to us, and changing environmental, health and safety laws, including changing interpretations of these laws.
ENVIRONMENTAL AND LITIGATION ACCRUALS
     We expense or capitalize environmental expenditures depending on the circumstances:
-	expenditures that relate to an existing environmental condition caused by past operations, and which do not result in an asset with an economic life greater than one year, are expensed; and

-	expenditures that relate to an existing environmental condition caused by past operations, and which result in an asset with an economic life greater than one year, are capitalized in the period incurred and depreciated over their useful life.
     Under circumstances in which environmental assessments and/or remedial efforts are anticipated and related to past events, we accrue for the liability if associated costs are probable and can be reasonably estimated. We record liabilities for litigation matters when it is probable that the outcome of litigation will be adverse and damages can be reasonably estimated.
     We do not accrue for future environmental expenditures associated with:
-	our compliance with clean air, clean water, and similar regulatory programs, including programs relating to the composition of motor fuels, that do not require us to undertake soil removal or similar clean up activities;

-	our compliance with settlements, consent decrees, and other agreements with governmental authorities that do not require us to undertake soil removal or similar cleanup activities;

-	groundwater monitoring; or

-	capital projects.
     Expenditures for these matters are capitalized or expensed when incurred.
     We do not discount our environmental and litigation liabilities, and record these liabilities without consideration of potential recoveries from third parties, except that we do take into account amounts that others are contractually obligated to pay us. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change.
     As of December 31, 2006 and 2005, we had environmental liability accruals of approximately $3,991,000 and $4,941,000, respectively, which are summarized below, and litigation accruals in the aggregate of approximately $185,000 and $990,000, respectively. Environmental accruals are recorded in the current and long-term sections of our Consolidated Balance Sheets. Litigation accruals are recorded in the current section of our Consolidated Balance Sheets.

	As of			As of	Increase/		As of
	12/31/04	Increase	Payments	12/31/05	(Decrease)	Payments	12/31/06
	(In thousands)
Yorktown Refinery	$4,531	$57	$(1,048)	$3,540	$—	$(785)	$2,755
Farmington Refinery	570	—	—	570	—	—	570
Bloomfield Refinery	251	—	(22)	229	—	—	229
Bloomfield — River Terrace	—	259	(213)	46	(6)	(40)	—
West Outfall — Bloomfield	44	—	(44)	—	—	—	—
Bloomfield Tank Farm (Old Terminal)	53	—	(11)	42	—	(12)	30
Other Projects	707	306	(499)	514	88	(195)	407

Totals	$6,156	$622	$(1,837)	$4,941	$82	$(1,032)	$3,991

     Approximately $3,584,000 of the December 31, 2006 accrual is for the following projects discussed below:
-	$2,755,000 and $229,000, respectively, for environmental obligations assumed in connection with our acquisitions of the Yorktown refinery and the Bloomfield refinery;

-	$570,000 for the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of our inactive Farmington refinery; and

-	$30,000 for remediation of hydrocarbon contamination on and adjacent to the 5.5 acres that we own in Bloomfield, New Mexico.
     The remaining $407,000 of the accrual relates to:
-	the closure of certain solid waste management units at the Ciniza refinery;

-	closure of the Ciniza refinery land treatment facility including post-closure expenses; and

-	amounts for smaller remediation projects.
YORKTOWN ENVIRONMENTAL LIABILITIES
     We assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc. (collectively “BP”). BP agreed to reimburse us in specified amounts for some matters. Among other things, and subject to certain exceptions, we assumed responsibility for all costs, expenses, liabilities, and obligations under environmental, health and safety laws caused by, arising from, incurred in connection with or relating to the ownership of the refinery or its operation. We agreed to reimburse BP for losses incurred in connection with or related to liabilities and obligations assumed by us. We only have limited indemnification rights against BP. Certain environmental matters relating to the Yorktown refinery are discussed below.
     BP agreed to reimburse us for all losses that are caused by or relate to property damage caused by, or any environmental remediation required due to, a violation of environmental health, and safety laws during BP’s operation of the refinery. In order to have a claim against BP, however, the total of all our losses must exceed $5,000,000, in which event our claim only relates to the amount exceeding $5,000,000. After $5,000,000 is reached, our claim is limited to 50% of the amount by which our losses exceed $5,000,000 until the total of all our losses exceeds $10,000,000. After $10,000,000 is reached, our claim would be for 100% of the amount by which our losses exceed $10,000,000. In applying these provisions, losses amounting to a total of less than $250,000 arising out of the same event are not added to any other losses for purposes of determining whether and when the $5,000,000 or $10,000,000 has been reached. After the $5,000,000 or $10,000,000 thresholds have been reached, BP has no obligation to reimburse us for any losses amounting to a total of less than $250,000 arising out of the same event. Except as specified in the refinery purchase agreement, in order to seek reimbursement from BP, we were required to notify BP of a claim within two years following the closing date. Further, BP’s total liability for reimbursement under the refinery purchase agreement, including liability for environmental claims, is limited to $35,000,000.
YORKTOWN 1991 ORDER
     In connection with the Yorktown acquisition, we assumed BP’s obligations under an administrative order issued in 1991 by EPA under the Resource Conservation and Recovery Act. In August 2006, we agreed to the terms of the final administrative consent order pursuant to which we will implement a cleanup plan for the refinery.
     Our most current estimate of expenditures associated with the EPA order is between $30,000,000 ($22,500,000 of which we believe is subject to reimbursement by BP) and $40,000,000 ($32,500,000 of which we believe is subject to reimbursement by BP). We anticipate that these expenditures will be incurred over a period of approximately 35 years from August 2006. We believe that between approximately $12,000,000 and $16,000,000 of this amount will be incurred over an initial four-year period, and additional expenditures of between approximately $12,000,000 and $16,000,000 will be incurred over the following four-year period, with the remainder thereafter. These estimates assume that EPA will agree with the design and specifications of our cleanup plan. These estimates also could change as a result of factors such as changes in costs of labor and materials. We currently have $2,755,000 recorded as an environmental liability for this project, which reflects our belief that BP is responsible for reimbursing us for expenditures on this project that exceed this amount and also reflects expenditures previously incurred in connection with this matter. BP’s total liability for reimbursement under the refinery purchase agreement, including liability for environmental claims, is limited to $35,000,000.
     As part of the consent order cleanup plan, the facility’s underground sewer system will be cleaned, inspected and repaired as needed. This sewer work is scheduled to begin during the construction of the corrective action management unit and related remediation work and is included in our associated cost estimate. We anticipate that construction of the corrective action management unit and related remediation work, as well as sewer system inspection and repair, will be completed approximately seven to eight years after EPA approves our cleanup plan and authorizes its implementation.
FARMINGTON REFINERY MATTERS
     In 1973, we constructed the Farmington refinery that we operated until 1982. In 1985, we became aware of soil and shallow groundwater contamination at this property. Our environmental consulting firms identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. One of our consultants indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Our remediation activities are ongoing under the supervision of the New Mexico Oil Conservation Division (“OCD”), although OCD has not issued a cleanup order. As of December 31, 2006, we had $570,000 recorded as an environmental liability for this project.
BLOOMFIELD REFINERY ENVIRONMENTAL OBLIGATIONS
     In connection with the acquisition of the Bloomfield refinery, we assumed certain environmental obligations including the seller’s obligations under an administrative order issued by EPA in 1992 pursuant to the Resource Conservation and Recovery Act. The order required the seller to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield refinery. EPA has delegated its oversight authority over the order to the Hazardous Waste Bureau of the New Mexico Environment Department (“NMED”). In December 2002, NMED and OCD approved a cleanup plan for the refinery, subject to various actions to be taken by us to implement the plan. We believe some of the requirements of the draft NMED order discussed below under the caption “Bloomfield Refinery — NMED Draft Order” may duplicate some of the requirements of the 1992 order. We further believe EPA will withdraw the 1992 order at the time NMED issues a final order. We currently estimate that remaining remediation expenses associated with the cleanup plan will be approximately $229,000, and that these expenses will be incurred through approximately 2018. As of December 31, 2006, we had $229,000 recorded as an environmental liability for this project.
BLOOMFIELD REFINERY — WEST OUTFALL AND RIVER TERRACE
     In August 2004, hydrocarbon discharges were discovered seeping into two small gullies, or draws, in an area of the Bloomfield refinery site known as the west outfall. We took immediate containment and other corrective actions, including removal of contaminated soils, construction of lined collection sumps, and further investigation and monitoring. To further remediate these discharges and prevent additional migration of contamination, we completed construction of an underground barrier with a pollutant extraction and collection system, which was completed in the second quarter of 2005.
     With the approval of OCD, we installed sheet piling in an area of the Bloomfield refinery known as the river terrace in 1999 to block migration of groundwater contaminants. Monitoring wells also were installed, with annual sampling results submitted to OCD. In connection with the construction of the underground barrier at the west outfall, OCD required more investigation of elevated hydrocarbon levels in the river terrace area. As a result of this investigation, in August 2005, OCD approved a bioventing plan to reduce hydrocarbon levels in this area. Bioventing involves pumping air into the soil to stimulate bacterial activity, which in turn consumes hydrocarbons. Construction of the bioventing system was completed in January 2006. Since all planned capital improvements have been completed, we currently do not have any amount recorded as an environmental liability for this project.
BLOOMFIELD TANK FARM (OLD TERMINAL)
     We have discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank that was located in Bloomfield, New Mexico. We believe that all or a portion of the tank and the 5.5 acres we own on which the tank was located may have been a part of a refinery, owned by various other parties, that, to our knowledge, ceased operations in the early 1960s. Our remediation plan was approved by OCD in 2002. We will continue remediation until natural attenuation has completed the process of groundwater remediation. As of December 31, 2006, we had $30,000 recorded as an environmental liability for this project.
FOUR CORNERS REFINERIES — SETTLEMENT AGREEMENTS
     In July 2005, we reached an administrative settlement with NMED and EPA in the form of consent agreements that resolved certain alleged violations of air quality regulations at our Ciniza and Bloomfield refineries.
     In August 2005, we paid fines of $100,000 to EPA and $150,000 to NMED. We also agreed to undertake certain environmentally beneficial projects known as supplemental environmental projects at a cost of up to $600,000.
     The administrative settlement is similar to the judicial consent decrees EPA has entered with other refiners as part of its national refinery enforcement program and requires that we do the following:
-	implement controls to reduce emissions of nitrogen oxide, sulfur dioxide, and particulate matter from the largest emitting process units;

-	upgrade leak detection and repair practices;

-	minimize the number and severity of flaring events; and

-	adopt strategies to ensure compliance with benzene waste requirements.
     At the time of this settlement in July 2005, we estimated the compliance costs necessary for satisfying the requirements of the equipment modifications to our Four Corners refineries as between approximately $10,000,000 and $18,000,000, spread over a period of four to seven years following the date of the settlement. We have spent approximately $600,000 through 2006 for equipment modifications required by this settlement. We anticipate that the majority of the remaining costs will be incurred in the latter portion of the four to seven year phase-in period. In addition, we estimated that on-going annual operating costs associated with these modifications could cost approximately $4,000,000 per year. These amounts were the estimated upper limits for both capital expenditures and annual operating costs. Undertaking the upper limit for one type of expenditure could result in our having to spend less than the upper limit for the other.
     These estimated compliance costs were the best estimates available at the time of the July 2005 settlement. The costs that we actually incur, however, may be substantially higher than the estimates due to, among other things, changes in costs of labor, materials, and chemical additives, and changes in cost efficiencies of technologies. In light of these factors, we believe more accurate estimates of compliance costs will not be available until we are closer in time to implementation of the required projects and have further considered all operational options. The costs associated with our settlement also could be subject to reduction in the event of the temporary, partial or permanent discontinuance of operations at one or both facilities. Our settlement does not require us to undertake soil removal or similar cleanup activities, and accordingly, we have not recorded an environmental liability for this matter and will capitalize or expense expenditures when incurred.
BLOOMFIELD REFINERY — OCD COMPLIANCE ORDER
     In September 2005, we received an Administrative Compliance Order from OCD alleging that: (1) we had failed to notify OCD of the west outfall discharges at our Bloomfield refinery; (2) we had allowed contaminants to enter the San Juan River from the refinery’s river terrace area; and (3) we had failed to comply with certain conditions of the refinery’s groundwater discharge permit. In March 2006, we reached a settlement with OCD in the form of a consent order and paid a civil penalty of $30,000. The settlement requires that we prepare a comprehensive action plan for the investigation and remediation of contaminated soil and groundwater at the refinery. Until this plan is completed and approved by the two agencies with regulatory oversight, OCD and NMED, we cannot reasonably estimate the cost of any associated activities. We believe the requirements of this settlement may duplicate some of the requirements of the draft NMED order discussed below under the caption “Bloomfield Refinery — NMED Draft Order”. We anticipate further discussions with OCD and NMED concerning their respective requirements for investigation and remediation at the Bloomfield refinery.
BLOOMFIELD REFINERY — EPA COMPLIANCE ORDER
     In October 2005, we received an Administrative Compliance Order from EPA in connection with a compliance evaluation inspection at the Bloomfield refinery in 2000 and a follow-up inspection in early 2001. We send waste water from the refinery’s process units through an oil-water separator, a series of aeration ponds that continue the treatment and processing of oily water, and a series of evaporation ponds, before the water is injected into a permitted deep well. EPA alleged that benzene levels in the aeration ponds exceed permissible RCRA levels. EPA also alleged that we failed to make a RCRA hazardous waste determination in connection with wastewater going into the aeration ponds. In May 2006, we reached a settlement with EPA in the form of a consent agreement and paid a civil penalty of $75,000. The settlement requires that we make equipment modifications to reduce benzene levels in the wastewater coming from the refinery’s process units. We currently estimate that we will incur capital expenditures of between approximately $3,200,000 and $3,500,000 to comply with the settlement. We spent approximately $100,000 for this project in 2006, with the remainder of the expenditures to be incurred in 2007. Since the settlement does not require us to undertake any cleanup activities, we have not recorded an environmental liability for this matter.
BLOOMFIELD REFINERY — NMED DRAFT ORDER
     On June 21, 2006, we received a draft administrative compliance order from NMED alleging that releases of contaminants and hazardous substances that have occurred at the Bloomfield refinery over the course of its operation have resulted in soil and groundwater contamination. Among other things, the draft order requires that we:
-	investigate and determine the nature and extent of such releases of contaminants and hazardous substances;

-	perform interim remediation measures, or continue interim measures already begun, to mitigate any potential threats to human health or the environment from such releases;

-	identify and evaluate alternatives for corrective measures to clean up any contaminants and hazardous substances released at the refinery and prevent or mitigate their migration at or from the site;

-	implement any corrective measures that may be approved by NMED; and

-	develop and implement work plans and corrective measures over a period of approximately four years.
     The draft order recognizes that prior work we have satisfactorily completed may fulfill some of the foregoing requirements. In that regard, we have already put in place some remediation measures with the approval of NMED or OCD.
     We submitted written comments on the draft order during the public comment period and have received NMED’s written response. We anticipate further communications with NMED prior to issuance of a final order. We currently do not know the nature and extent of any cleanup actions that may be required under the final order and, accordingly, have not recorded a liability for this matter.

MTBE LITIGATION
     Lawsuits have been filed in numerous states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water supplies. MTBE contamination primarily results from leaking underground or aboveground storage tanks. The suits allege MTBE contamination of water supplies owned and operated by the plaintiffs, who are generally water providers or governmental entities. The plaintiffs assert that numerous refiners, distributors, or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs, and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages. We are a defendant in approximately 30 of these MTBE lawsuits pending in Virginia, Connecticut, Massachusetts, New Hampshire, New York, New Jersey, Pennsylvania, and New Mexico. Due to our historical operations in New Mexico, including retail sites, we potentially have greater risk in connection with the New Mexico litigation than in the litigation in the Eastern states where we have only operated since 2002 and have no retail operations. We intend to vigorously defend these lawsuits. Since we have yet to determine if a liability is probable, and we cannot reasonably estimate the amount of any loss associated with this matter, we have not recorded a liability for these lawsuits.
CINIZA REFINERY FIRE INCIDENT (DECEMBER 2006)
     On December 26, 2006, a fire occurred in a process heater in the distillate hydrotreater (“DHT”) unit. The DHT unit is used to manufacture ultra low sulfur diesel fuel. Instrumentation and electrical cabling associated with the DHT unit and other process units also were damaged. All of the process units in the refinery were shutdown for safety reasons. Repairs have been made that have enabled us to restart all of the units at the refinery except for the portion of the DHT unit damaged in the fire. We currently expect that the rest of the DHT unit will be returned to service in early April.
     We currently expect that repairs to, and/or replacement of, the units, instrumentation, and cabling damaged by the fire will cost approximately $6,700,000. We do not anticipate receiving any insurance proceeds related to these repairs as the cost of the repairs has not exceeded the associated $10,000,000 deductible of our current property insurance coverage. In addition, we do not anticipate making a claim under our business interruption insurance. As of December 31, 2006, we wrote-off approximately $875,000 of property, plant and equipment to loss on write- down of assets.
CINIZA REFINERY FIRE INCIDENT (OCTOBER 2006)
     On October 5, 2006, a pump failure in the alkylation unit at our Ciniza refinery resulted in a fire at the refinery. The fire caused damage to the alkylation unit and an associated unit. The alkylation unit produces high octane blending stock for gasoline. Repairs to the affected units cost approximately $6,400,000 and the unit was restarted in mid- December of 2006. We have property insurance coverage with a $1,000,000 deductible that should cover a significant portion of the costs of repairing the unit. We do not anticipate making a claim under our business interruption insurance. As of December 31, 2006, we wrote-off approximately $392,000 of property, plant and equipment to accounts receivable in connection with the fire.
YORKTOWN REFINERY INCIDENT (2006)
     On September 30, 2006, a fire occurred at our Yorktown refinery in the processing unit required to produce ultra low sulfur diesel fuel. Repairs to the unit cost approximately $12,000,000 and were completed in January 2007. The unit was returned to operation in February 2007. Until the unit became operational, we sold more heating oil than otherwise would be the case, which was a less profitable product than ultra low sulfur diesel.
     We have property insurance coverage with a $1,000,000 deductible that should cover a significant portion of the costs of repairing the ultra low sulfur diesel unit. We also have business interruption insurance coverage that should cover a significant portion of the financial impact of the fire after the policy’s 45-day waiting period is exceeded. As of December 31, 2006, we wrote-off approximately $5,000,000 of property, plant and equipment to accounts receivable in connection with the fire.
YORKTOWN REFINERY INCIDENT (2005)
     On November 25, 2005, a fire occurred at our Yorktown refinery. Damage was primarily done to the gas plant that supports the fluid catalytic converter (“FCC”), a unit that alters the molecular composition of materials sent into the unit in order to produce gasoline, diesel, fuel oil, heating oil, and other products. Some piping and instrumentation cables for other operating units in the refinery were also damaged by the fire. Repairs related to this fire were completed in April 2006.
     Our property insurance covered a significant portion of the costs of repairing the Yorktown refinery and our business interruption insurance reimbursed us for a portion of the financial impact of the fire. We received $89,000,000 of insurance proceeds consisting of $27,700,000 for property claims and $61,300,000 for business interruption claims. For the year ended December 31, 2006, we recorded a gain of $82,003,000 as a result of insurance recoveries related to the fire. No more proceeds will be received as all of our claims have been resolved with our insurance carriers.
CLASS ACTION COMPLAINT
     On November 22, 2006, Timothy Bisset filed a class action complaint in Arizona state court against us, our directors and Western in connection with our merger. Among other things, Mr. Bisset alleges that we and our directors breached our fiduciary duty in voting to amend the Plan of Merger on November 12, 2006 to provide for, among other things, a lower acquisition price of $77.00 per share. Mr. Bisset also alleges that Western aided and abetted this breach of fiduciary duty. Among other things, Mr. Bisset alleges that he and other public stockholders of our common stock are entitled to enjoin the proposed amended transaction or, alternatively, to recover damages in the event the transaction is completed.
     We believe that amending our merger agreement was in the best interest of our stockholders. Since the original merger was announced on August 28, 2006, a number of unanticipated events occurred that resulted in a dispute between us and Western regarding the merger. Western asserted that fires at our refineries, changes in our insurance program, increases in our anticipated capital expenditures, other regulatory issues and related costs of compliance, and other events and changes constituted a “material adverse effect” under the merger agreement and also violated various representations, warranties and covenants in the merger agreement, thereby giving Western the right to terminate the merger transaction in its entirety. After extensive consideration, we concluded that the interests of our stockholders were best served by avoiding litigation over this dispute by amending the merger agreement in a way that reduced the merger consideration but at the same time eliminated virtually all of Western’s closing conditions and allowed us a 30-day “go-shop” period to see if we could obtain a better price for our stockholders. Accordingly, we think Mr. Bisset’s lawsuit is without merit and intend to vigorously defend it.
NOTE 18 — ACQUISITIONS:
     On August 1, 2005, we acquired an idle crude oil pipeline running from Jal, New Mexico to Bisti, New Mexico and related assets from Texas- New Mexico Pipe Line Company. This pipeline is connected to our existing pipeline network that directly supplies crude oil to the Bloomfield and Ciniza refineries. We have begun testing the pipeline and taking other actions related to placing it in service. Unless currently unanticipated obstacles are encountered, we anticipate the pipeline will become operational in the second quarter of 2007 with crude oil arriving at the refineries before the end of the second quarter.
     On July 12, 2005, we acquired 100% of the common shares of Dial. We funded this acquisition with cash on hand. Dial is a wholesale distributor of gasoline, diesel and lubricants in the Four Corners area of the Southwest. Dial also owns and operates 12 service stations/convenience stores. Dial’s assets include bulk petroleum distribution plants, cardlock fueling locations and a fleet of truck transports. The acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on the fair market values on the date of acquisition, and goodwill of $9,707,000 was recorded as a result of this acquisition. The pro forma effect of the acquisition on Giant’s results of operations is immaterial.

     In May 2006, we acquired a lubricating business in El Paso, Texas. We funded this acquisition with cash on hand. The assets acquired primarily include lubricants inventory, fixed assets, and miscellaneous receivables. The acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to tangible and intangible assets acquired based on the fair market values on the date of acquisition. The pro forma effect of the acquisition on Giant’s results of operations is immaterial.
     In August 2006, we acquired certain assets from Amigo. We funded this acquisition with cash on hand. These acquired assets include 25 convenience stores, two bulk petroleum distribution plants, and a transportation fleet. The acquisition is accounted for using the purchase method of accounting whereby the total purchase price is preliminarily allocated to tangible and intangible assets acquired based on the fair market values on the date of acquisition. The pro forma effect of the acquisition on Giant’s results of operations is immaterial.
     On January 2, 2007, we acquired 100% of the common shares of Empire Oil Co. (“Empire”). We funded this acquisition with cash on hand. Empire is a wholesale distributor of gasoline, diesel, and lubricants in Southern California. Empire’s assets include a bulk petroleum distribution plant, cardlock fueling locations, and a fleet of truck transports. The acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on the fair market values on the date of acquisition. The pro forma effect of the acquisition on Giant’s results of operations in immaterial.

NOTE 19 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Year Ended December 31, 2006
	Quarter
	First	Second	Third	Fourth
	(In thousands, except per share data)
Continuing Operations:
Net revenues	$863,025	$1,145,279	$1,165,948	$1,023,951

Cost of products sold (excluding depreciation and amortization)	810,552	1,016,706	1,052,131	922,173
Operating expenses	52,688	55,322	60,609	64,229
Depreciation and amortization	9,567	10,969	11,972	12,685
Selling, general and administrative expenses	10,006	13,205	12,836	13,474
(Gain) loss on the disposal/write- down of assets	(640)	49	(450)	1,764
Gain from insurance settlement due to 2005 Yorktown fire	(2,853)	(33,100)	(46,050)	—

Operating (loss)/income	$(16,295)	$82,128	$74,900	$9,626

Net (loss)/earnings	$(12,350)	$49,238	$44,043	$1,820

Net earnings per common share - basic	$(0.85)	$3.37	$3.02	$0.12

Net earnings per common share - assuming dilution	$(0.85)	$3.35	$3.00	$0.12

	Year Ended December 31, 2005
	Quarter
	First	Second	Third	Fourth
	(In thousands, except per share data)
Continuing Operations:
Net revenues	$711,726	$863,357	$1,085,225	$920,938

Cost of products sold (excluding depreciation and amortization)	625,790	748,883	920,408	798,110
Operating expenses	46,244	48,744	53,901	56,750
Depreciation and amortization	10,970	9,492	9,973	9,845
Selling, general and administrative expenses	7,799	11,843	15,431	10,000
(Gain) loss on the disposal/write- down of assets	(13)	(207)	1,055	174
Gain from insurance settlement of fire incident	(3,492)	(196)	—	—

Operating income	$24,428	$44,798	$84,457	$45,959

Net earnings	$10,058	$20,538	$46,640	$26,695
Net earnings per common share - basic	$0.81	$1.53	$3.43	$1.84
Net earnings per common share - assuming dilution	$0.80	$1.51	$3.38	$1.83
Discontinued Operations:
Net revenues	$—	$—	$—	$—

(Loss) income from operations	$(11)	$13	$—	$—
Gain (loss) on disposal	—	22	—	—
Loss on asset write-downs	—	—	—	—

Operating earnings (loss)	$(11)	$35	$—	$—

Net (loss) earnings	$(7)	$22	$—	$—
Net earnings (loss) per common share - basic	$—	$—	$—	$—
Net earnings (loss) per common share - assuming dilution	$—	$—	$—	$—
Cumulative effect of change in accounting principle:
Net loss	$—	$—	$—	$(68)
Net loss per common share - basic	$—	$—	$—	$(0.01)
Net loss per common share - assuming dilution	$—	$—	$—	$(0.01)